Exhibit 99.1

Gulfport Energy Reports Second Quarter 2024 Financial and Operating Results

OKLAHOMA CITY (August 6, 2024) Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) today reported financial and operating results for the three months ended June 30, 2024 and provided an update on its 2024 development plan and financial guidance.

Second Quarter 2024 and Recent Highlights

●	Delivered total net production of 1,050.1 MMcfe per day

●	Incurred capital expenditures of $122.2 million, below analyst consensus expectations

●	Reported $26.2 million of net loss, $54.0 million of adjusted net income(1) and $164.4 million of adjusted EBITDA(1)

●	Generated $123.5 million of net cash provided by operating activities and $20.2 million of adjusted free cash flow(1), above analyst consensus expectations

●	Repurchased approximately 160.6 thousand shares for approximately $25.0 million during the second quarter of 2024

●	Completed opportunistic discretionary acreage acquisitions totaling $19.0 million

●	Turned to sales the Company’s first Utica condensate pad in four years and recently completed drilling of a second Utica condensate pad in Harrison County, Ohio

Full Year 2024 Outlook

●	Narrowing full year 2024 net production guidance to 1,055 MMcfe - 1,070 MMcfe per day

●	Forecasting over $25 million in capital expenditure savings from operating efficiencies on drilling and completion activities during 2024, with the allocation of these savings to be determined pending the commodity price outlook

●	Planning to allocate approximately $45 million to targeted discretionary acreage acquisitions, of which $19.0 million was deployed during the second quarter of 2024

●	Reiterating plans to allocate substantially all 2024 adjusted free cash flow(1) towards common share repurchases after discretionary acreage acquisitions

John Reinhart, President and CEO, commented, “During the second quarter, our drilling and completions teams continued to perform extremely well and, as a result, we estimate the Company will realize over $25 million in capital savings on our drilling and completion activities during 2024. As we navigate a volatile and ever-changing commodity price environment, the Company retains its flexibility to dynamically employ these savings pending the commodity price environment later in the year. These options include development of our high-quality assets, incremental shareholder returns, further balance sheet improvements or enhancing the Company’s inventory runway. Maintaining the Company’s top-tier financial position allows us the optionality to be responsive to the market and act quickly to maximize shareholder value. Further to that, there is no change to our full year capital guidance at this time pending our ongoing assessment of the commodity price environment.”

Reinhart continued, “The continuous optimization of our development program emphasizes the free cash flow generation capability of the Company and highlights the team’s efforts to lower expenses and capital costs, enhance realized pricing and prioritize the highest-margin development within our robust, low-breakeven inventory. We believe the gains realized to date will create long-lasting improvements in our operations going forward, allowing Gulfport to reduce our future maintenance capital requirements on comparable drilling programs or deliver more activity on similar base capital expenditures in future years.”

“We continue to forecast robust adjusted free cash flow generation for 2024 and we are pleased to announce today our plans to allocate approximately $45 million towards targeted discretionary acreage acquisition opportunities, of which approximately $19 million was deployed during the second quarter of 2024. In addition to the impact of these recent liquids-rich inventory additions, the Company’s initial Marcellus development on our stacked-pay acreage in Belmont County, Ohio continues to exhibit strong oil performance and we are also very encouraged with the initial production results from our latest four-well Utica condensate pad in Harrison County, Ohio that was recently turned to sales in mid-July. These and other liquids-rich focus areas targeted for acquisition and development add significant optionality of high-margin, low-breakeven inventory to augment the Company’s development plans for years to come. We remain consistent in our free cash flow allocation framework and will continue to return substantially all of our full year 2024 adjusted free cash flow, excluding discretionary acreage acquisitions, to our shareholders through common stock repurchases,” Reinhart concluded.

A company presentation to accompany the Gulfport earnings conference call can be accessed by clicking here.

1.	A non-GAAP financial measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

Operational Update

The table below summarizes Gulfport’s operated drilling and completion activity for the second quarter of 2024:

	Quarter Ended June 30, 2024
	Gross	Net	Lateral Length
Spud
Utica	5	5.0	12,700
SCOOP	—	—	—

Drilled
Utica	3	3.0	14,300
SCOOP	2	1.5	12,500

Completed
Utica	8	7.5	18,200
SCOOP	—	—	—

Turned-to-Sales
Utica	4	3.8	19,200
SCOOP	—	—	—

Gulfport’s net daily production for the second quarter of 2024 averaged 1,050.1 MMcfe per day, primarily consisting of 836.9 MMcfe per day in the Utica/Marcellus and 213.2 MMcfe per day in the SCOOP. For the second quarter of 2024, Gulfport’s net daily production mix was comprised of approximately 92% natural gas, 6% natural gas liquids (“NGL”) and 2% oil and condensate.

	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023
Production
Natural gas (Mcf/day)	972,487	945,910
Oil and condensate (Bbl/day)	2,747	3,533
NGL (Bbl/day)	10,195	12,036
Total (Mcfe/day)	1,050,137	1,039,323
Average Prices
Natural Gas:
Average price without the impact of derivatives ($/Mcf)	$1.63	$1.85
Impact from settled derivatives ($/Mcf)	$1.03	$0.57
Average price, including settled derivatives ($/Mcf)	$2.66	$2.42
Oil and condensate:
Average price without the impact of derivatives ($/Bbl)	$76.51	$70.30
Impact from settled derivatives ($/Bbl)	$(1.08)	$1.15
Average price, including settled derivatives ($/Bbl)	$75.43	$71.45
NGL:
Average price without the impact of derivatives ($/Bbl)	$28.18	$23.80
Impact from settled derivatives ($/Bbl)	$(0.25)	$2.47
Average price, including settled derivatives ($/Bbl)	$27.93	$26.27
Total:
Average price without the impact of derivatives ($/Mcfe)	$1.99	$2.20
Impact from settled derivatives ($/Mcfe)	$0.94	$0.56
Average price, including settled derivatives ($/Mcfe)	$2.93	$2.76
Selected operating metrics
Lease operating expenses ($/Mcfe)	$0.17	$0.17
Taxes other than income ($/Mcfe)	$0.07	$0.08
Transportation, gathering, processing and compression expense ($/Mcfe)	$0.91	$0.91
Recurring cash general and administrative expenses ($/Mcfe) (non-GAAP)	$0.12	$0.11
Interest expenses ($/Mcfe)	$0.16	$0.15

Capital Investment

Capital investment was $122.2 million (on an incurred basis) for the second quarter of 2024, of which $106.2 million related to drilling and completion (“D&C”) activity and $16.0 million related to maintenance leasehold and land investment. In addition, Gulfport invested approximately $19.0 million in discretionary acreage acquisitions.

For the six-month period ended June 30, 2024, capital investment was $246.5 million (on an incurred basis), of which $212.5 million related to D&C activity and $34.0 million to maintenance leasehold and land investment. In addition, Gulfport invested approximately $19.0 million in discretionary acreage acquisitions.

Common Stock Repurchase Program

Gulfport repurchased approximately 160.6 thousand shares of common stock at a weighted-average price of $155.65 during the second quarter of 2024, totaling approximately $25.0 million. As of July 29, 2024, the Company had repurchased approximately 4.8 million shares of common stock at a weighted-average share price of $96.42 since the program initiated in March 2022, totaling approximately $461.2 million in aggregate. The Company currently has approximately $188.8 million of remaining capacity under the share repurchase program.

Financial Position and Liquidity

As of June 30, 2024, Gulfport had approximately $1.2 million of cash and cash equivalents, $130.0 million of borrowings under its revolving credit facility, $63.8 million of letters of credit outstanding and $550 million of outstanding 2026 senior notes.

Gulfport’s liquidity at June 30, 2024, totaled approximately $707.4 million, comprised of the $1.2 million of cash and cash equivalents and approximately $706.2 million of available borrowing capacity under its credit facility.

Derivatives

Gulfport enters into commodity derivative contracts on a portion of its expected future production volumes to mitigate the Company’s exposure to commodity price fluctuations. For details, please refer to the “Derivatives” section provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

Second Quarter 2024 Conference Call

Gulfport will host a teleconference and webcast to discuss its second quarter of 2024 results beginning at 9:00 a.m. ET (8:00 a.m. CT) on Wednesday, August 7, 2024.

The conference call can be heard live through a link on the Gulfport website, www.gulfportenergy.com. In addition, you may participate in the conference call by dialing 866-373-3408 domestically or 412-902-1039 internationally. A replay of the conference call will be available on the Gulfport website and a telephone audio replay will be available from August 7, 2024 to August 21, 2024, by calling 877-660-6853 domestically or 201-612-7415 internationally and then entering the replay passcode 13747661.

Financial Statements and Guidance Documents

Second quarter of 2024 earnings results and supplemental information regarding quarterly data such as production volumes, pricing, financial statements and non-GAAP reconciliations are available on our website at ir.gulfportenergy.com.

Non-GAAP Disclosures

This news release includes non-GAAP financial measures. Such non-GAAP measures should be not considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

About Gulfport

Gulfport is an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in eastern Ohio targeting the Utica and Marcellus formations and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding Gulfport’s current expectations, management’s outlook guidance or forecasts of future events, projected cash flow and liquidity, inflation, share repurchases and other return of capital plans, its ability to enhance cash flow and financial flexibility, future production and commodity mix, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value and the assumptions on which such statements are based. Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2023 and any updates to those factors set forth in Gulfport’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at https://www.gulfportenergy.com/investors/sec-filings). Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investors should note that Gulfport announces financial information in SEC filings, press releases and public conference calls.  Gulfport may use the Investors section of its website (www.gulfportenergy.com) to communicate with investors.  It is possible that the financial and other information posted there could be deemed to be material information. The information on Gulfport’s website is not part of this filing.

Investor Contact:

Jessica Antle – Vice President, Investor Relations

jantle@gulfportenergy.com

405-252-4550

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